Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GX ACQUISITION CORP. II

GX Acquisition Corp. II (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.	The name of the Corporation is “GX Acquisition Corp. II”. The certificate of incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on September 24, 2020.

2.	The amended and restated certificate of incorporation of the Corporation (the “Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate, was filed with the Secretary of State of the State of Delaware on March 17, 2021.

3.	This amendment to the Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.	The Amended and Restated Certificate is hereby amended by amending and restating Article IV, Section 4.3(b)(i) in its entirety as follows:

“Shares of Class B Common Stock shall, upon the election of their holders upon the closing of the Business Combination, be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”).”

5.	The Amended and Restated Certificate is hereby amended by amending and restating the first sentence of Article IV, Section 4.3(b)(ii) in its entirety as follows:

“Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall, upon the election of their holders upon the closing of the Business Combination, convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination, any private placement warrants issued to GX Sponsor II LLC (the “Sponsor”) or its affiliates upon conversion of loans to the Corporation plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.”

6.	The foregoing amendment to the Amended and Restated Certificate has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 16th day of March, 2023.

GX ACQUISITION CORP. II

By	/s/ Jay R. Bloom
Name:	Jay R. Bloom
Title:	Co-Chairman and Co-Chief Executive Officer